  As filed with the Securities and Exchange Commission on June 25, 1999

                                           Registration Statement No. 333-77917

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  ----------

                             AMENDMENT NO. 2

                                      TO

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                  ----------
                               VOYAGER.NET, INC.
            (Exact Name of Registrant as Specified in its Charter)

         Delaware                    7389                    38-3431501
     (State or Other     (Primary Standard Industrial     (I.R.S. Employer
       Jurisdiction       Classification Code Number)   Identification No.)
   of Incorporation or
      Organization)

                                  ----------
                       4660 S. Hagadorn Road, Suite 320
                            East Lansing, MI 48823
                                (517) 324-8940
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive office)
                                  ----------
                             Christopher P. Torto
                     President and Chief Executive Officer
                               Voyager.net, Inc.
                       4660 S. Hagadorn Road, Suite 320
                            East Lansing, MI 48823
                                (517) 324-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  ----------
                                    Copies to:

         David F. Dietz, P.C.                   Mark G. Borden, Esq.
         John B. Steele, Esq.               Thomas L. Barrette, Jr., Esq.
      Goodwin, Procter & Hoar LLP                 Hale and Dorr LLP
            Exchange Place                         60 State Street
   Boston, Massachusetts 02109-2881          Boston, Massachusetts 02109
            (617) 570-1000                         (617) 526-6000

                                  ----------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                  ----------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

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

                                EXPLANATORY NOTE

   This Amendment No. 2 to the Registration Statement on Form S-3 is being filed for the purpose of filing certain exhibits.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

   Nature of Expense                                                   Amount
   -----------------                                                 ----------
   SEC Registration Fee............................................. $   35,250
   NASD Filing Fee..................................................     12,000
   Nasdaq National Market Listing Fee...............................     95,000
   Accounting Fees and Expenses.....................................    585,000
   Legal Fees and Expenses..........................................    500,000
   Printing Expenses................................................    250,000
   Blue Sky Qualification Fees and Expenses.........................     15,000
   Transfer Agent's Fee.............................................     10,000
   Miscellaneous....................................................     47,750
                                                                     ----------
     TOTAL.......................................................... $1,550,000
                                                                     ==========

   The amounts set forth above, except for the Securities and Exchange Commission, NASD Regulation, Inc. and Nasdaq National Market fees, are in each case estimated.
---------------------
*  To be completed by amendment.

Item 14. Indemnification of Directors and Officers

   In accordance with Section 145 of the Delaware General Corporation Law,
Article VII of our second amended and restated certificate of incorporation provides that no director of Voyager.net be personally liable to Voyager.net, its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Voyager.net or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our first amended and restated certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

   Article V of our amended and restated by-laws provides for indemnification by Voyager.net of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the registrant if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Voyager.net, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

   We have also entered into indemnification agreements with each of our directors. These agreements provide that we indemnify each of our directors to the fullest extent permitted under law and our by-laws, and provide for the advancement of expenses to each director. We have also obtained directors' and officers' insurance against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

   Set forth in chronological order below is information regarding the number of shares of capital stock issued by Voyager.net during the past three years. Also included is the consideration, if any, received by Voyager.net for the shares. There was no public offering in any transaction and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended, by reason of Section 4(2) thereof, based on the private nature of the transactions and the financial sophistication of the purchasers, all of whom had access to complete information concerning Voyager.net and acquired the securities for investment and not with a view to the distribution thereof. In addition, we believe that the transactions described below with respect to issuances and option grants to our employees and consultants were exempt from the registration requirements of said Act by reason of Section 4(2) of the Act or Rule 701 promulgated thereunder. The share numbers and per share values set forth below do not give effect to the
  -for-1 stock split effected in connection with this offering. The share numbers and per share values set forth below with respect to Voyager Information Networks, Inc. do not give effect to the 20-for-1 stock split effected in September 1998.

 . On August 7, 1997, Voyager sold an aggregate 25,000 shares of series A preferred stock and 424,900 shares of common stock for an aggregate purchase price of $504,249 and 2,696 shares of preferred shares to Media/Communications Partners II Limited Partnership and Media/Communications Investors Limited Partnership, respectively

 . On August 7, 1997, Voyager sold an aggregate 53,416 shares of restricted common stock under its 1997 Stock Option and Incentive Plan, including sales of 41,568, 5,924 and 5,924 shares to Messrs. Friedly, Baird and Heinze, respectively, for aggregate consideration of $415.68, $59.24 and $59.24, respectively

 . On January 15, 1998, Voyager sold 6,003 shares of restricted common stock to Alan Baird, a consultant to Voyager, under its 1997 Stock Option and Incentive Plan for aggregate consideration of $60.03

 . On January 15, 1998, Voyager granted options to purchase an aggregate
   91,984 shares of common stock at a per share exercise price of $.01 to certain of its employees, including options to purchase 67,984 shares of common stock to Mr. Williams, pursuant to its 1997 Stock Option and Incentive Plan

 . On February 20, 1998, Voyager granted Mr. Torto options to purchase 67,984 shares of common stock at a per share exercise price of $.01 pursuant to its 1997 Stock Option and Incentive Plan

 . On July 31, 1998, Voyager sold an aggregate 15,000 shares of series A preferred stock and an aggregate 182,100 shares of common stock, and issued demand promissory notes in the aggregate principal amount of $2,800,000, for an aggregate purchase price of $4,301,821 to Media/Communications Partners II Limited Partnership and Media/Communications Investors Limited Partnership

 . On September 23, 1998, we granted options to purchase an aggregate
   1,520,000 shares of our common stock at a per share exercise price of $.0005 to certain of our employees pursuant to our 1998 Stock Option and Incentive Plan, including options to purchase 1,400,000 shares of common stock to Mr. Williams

 . On September 23, 1998, we sold an aggregate 33,657 shares of series A preferred stock and an aggregate 360,000 shares of common stock to Media/Communications Partners II Limited Partnership and Media/Communications Investors Limited Partnership for an aggregate purchase price of $533,513 in cash and cancellation of demand promissory notes in the aggregate principal amount, plus interest, of $2,832,526

 . On September 23, 1998, we sold 1,400,000 shares of restricted common stock to Mr. Torto under our 1998 Stock Option and Incentive Plan for aggregate consideration of $700

 . On October 2, 1998, we sold an aggregate 400,000 shares of restricted common stock for an aggregate purchase price of $200 under the 1998 Stock Option and Incentive Plan, including sales of 200,000, 100,000 and 100,000 shares to Messrs. Torto, Shires and Michaels, respectively, for aggregate consideration of $100, $50 and $50, respectively

 . On January 1, 1999, we granted options to purchase an aggregate 135,000 shares of common stock at a per share exercise price of $6.00 to certain of our employees pursuant to our 1998 Stock Option and Incentive Plan

 . On January 11, 1999, we sold 300,000 shares of restricted common stock to Mr. deFaria under our 1998 Stock Option and Incentive Plan for aggregate consideration of $1.8 million

 . On January 11, 1999, we sold 700,000 shares of restricted common stock to Mr. Friedly under our 1998 Stock Option and Incentive Plan for aggregate consideration of $4.2 million

 . On May 3, 1999, we sold an aggregate 6,667 shares of series A preferred stock for an aggregate $666,700, including 5,187, 740, and 740 shares to Messrs. Friedly, Baird and Heinze, respectively, for aggregate consideration of $518,700, $74,000 and $74,000, respectively

Item 16. Exhibits and Financial Statement Schedules

   (a)  Exhibits
    1.1 Form of Underwriting Agreement.
  **2.1 Stock Exchange Agreement dated as of September 23, 1998, by and among the Registrant and the parties named therein (excluding schedules, which the Registrant agrees to furnish supplementally to the Commission upon request).
  **2.2 Stock Purchase Agreement dated as of September 23, 1998 by and among the Registrant and the investors identified therein (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Commission upon request).
    3.1 Form of Amended and Restated Certificate of Incorporation of the
        Registrant.
    3.2 Form of Second Amended and Restated Certificate of Incorporation of the
        Registrant (to be effective upon consummation of this offering).
    3.3 Form of Amended and Restated By-laws of the Registrant.
    4.1 Specimen certificate for shares of common stock, $.0001 par value, of the Registrant.
   *5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being offered.
 **10.1 Credit Agreement dated as of September 23, 1998 by and among the Registrant, Fleet National Bank, as agent, and the lenders identified therein (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Commission upon request).
 **10.2 First Amendment to Credit Agreement dated as of April 13, 1999 by and among the Registrant, the Agent and the lenders identified therein.
 **10.3 Amended and Restated Promissory Note made by the Registrant in favor of
        Horizon Cable I Limited Partnership.
 **10.4 Asset Purchase Agreement dated as of July 31, 1998 by and among the Registrant, Freeway, Inc. (n/k/a Offline, Inc.) and the other parties identified therein (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Commission upon request).
 **10.5 Asset Purchase Agreement dated as of September 23, 1998 by and among the Registrant, EXEC-PC, Inc. (n/k/a The Mahoney Group) and the other parties identified therein (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Commission upon request).
 **10.6 Asset Purchase Agreement dated as of October 2, 1998, effective
        September 30, 1998, by and among the Registrant, NetLink Systems,
        L.L.C., and the other parties identified therein (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Commission upon request).
 **10.7 Reseller Agreement dated as of April 13, 1999 by and among the
        Registrant and Millennium Digital Media Systems, L.L.C.
   10.8 Employment Agreement dated as of February 20, 1998 between the
        Registrant and Christopher Torto, as amended.

 **10.9  Employment Agreement dated as of January 15, 1998 between the
         Registrant and Michael Williams.
   10.10 Employment Agreement dated as of October 2, 1998 between the
         Registrant and Christopher Michaels, as amended.
 **10.11 Employment Agreement dated as of October 2, 1998 between the
         Registrant and David Shires.
 **10.12 Employment Agreement effective as of January 11, 1999 between the
         Registrant and Osvaldo deFaria.
 **10.13 Employment Agreement dated as of March 18, 1999 between the Registrant and Dennis Stepaniak.
 **10.14 Agreement Regarding Inventions, Non-competition and Confidentiality dated as of February 20, 1998 between the Registrant and Christopher
         Torto.
 **10.15 Agreement Regarding Inventions, Non-competition and Confidentiality dated as of October 15, 1997 between the Registrant and Michael
         Williams.
 **10.16 Agreement Regarding Inventions, Non-competition and Confidentiality dated as of November 11, 1998 between the Registrant and Osvaldo deFaria.
 **10.17 Agreement Regarding Inventions, Non-competition and Confidentiality dated as of March 18, 1999 between the Registrant and Dennis
         Stepaniak.
 **10.18 Employee Non-Competition Agreement dated as of October 2, 1998 between the Registrant and Christopher Michaels.
 **10.19 Employee Non-Competition Agreement dated as of October 2, 1998 between the Registrant and David Shires.
   10.20 Form of Amended and Restated 1998 Stock Option and Incentive Plan.
 **10.21 Form of Incentive Stock Option and Restriction Agreement.
 **10.22 Form of Stock Purchase and Stock Restriction Agreement.
 **10.23 Promissory Note made by Osvaldo deFaria in favor of the Registrant.
 **10.24 Promissory Note made by Glenn Friedly in favor of the Registrant.
 **10.25 Promissory Note made by Christopher Torto dated April 13, 1999, in favor of the Registrant.
 **10.26 Form of Director Indemnification Agreement.
   10.27 Intentionally omitted.
 **10.28 Planet Direct Internet Service Provider Agreement dated as of March
         17, 1997 by and among Planet Direct Corporation and the Registrant
         (excluding Schedules and Exhibits which the Registrant agrees to furnish supplementally to the Commission upon request).
  *10.29 Telecommunications Services Agreement dated as of September 3, 1998 by and between IXC Communications Services, Inc. and the Registrant.
 **10.30 Stock Purchase Agreement dated as of May 7, 1999 by and among the Registrant, GDR Enterprises, Inc. and the other parties identified therein (excluding schedules and exhibits which the Registrant agrees to furnish supplementally to the Commission upon request).
   10.31 Form of Promissory Note made by Christopher Torto dated June , 1999, in favor of the Registrant.
   16.1  Letter re: change in independent accountants.
 **21.1  Schedule of Subsidiaries of the Registrant.
  *23.1 Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto).
  *23.2  Consent of PricewaterhouseCoopers LLP.
 **24.1  Powers of Attorney.
 **27.1  Financial Data Schedule.

---------------------
 * To be filed by amendment to this registration statement.
** Previously filed.

  (b)Financial Statement Schedules

Schedule II--Valuation and Qualifying Accounts

   Except for the financial statement schedule listed above, all schedules have been omitted because they are not required or because the required information is given in the Financial Statements or Notes to those statements.

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement File No. 333-77917 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on June 25, 1999.

                                          Voyager.net, Inc.

                                                  /s/ Dennis J. Stepaniak
                                          By:__________________________________
                                                    Dennis J. Stepaniak
                                                  Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    President, Chief Executive    June 25, 1999
______________________________________  Officer and Director
         Christopher P. Torto           (Principal Executive
                                        Officer)

       /s/  Dennis J. Stepaniak        Chief Financial Officer       June 25, 1999
______________________________________  (Principal Financial
         Dennis J. Stepaniak            Officer and Principal
                                        Accounting Officer)

                  *                    Director                      June 25, 1999
______________________________________
           Glenn R. Friedly

                  *                    Director                      June 25, 1999
______________________________________
            John G. Hayes

                  *                    Director                      June 25, 1999
______________________________________
        Christopher S. Gaffney

                                       Director                      June 25, 1999
______________________________________
           Gerald H. Taylor

     /s/ Dennis J. Stepaniak
*By:_____________________________
        Attorney-in-fact

 Exhibit
 Number                          Description                           Page No.
 -------                         -----------                           --------
    1.1  Form of Underwriting Agreement.
  **2.1  Stock Exchange Agreement dated as of September 23, 1998, by and among the Registrant and the parties named therein
         (excluding schedules, which the Registrant agrees to
         furnish supplementally to the Commission upon request).
  **2.2  Stock Purchase Agreement dated as of September 23, 1998 by and among the Registrant and the investors identified
         therein (excluding schedules and exhibits, which the
         Registrant agrees to furnish supplementally to the
         Commission upon request).
    3.1  Form of Amended and Restated Certificate of Incorporation
         of the Registrant.
    3.2  Form of Second Amended and Restated Certificate of
         Incorporation of the Registrant (to be effective upon
         consummation of this offering).
    3.3  Form of Amended and Restated By-laws of the Registrant.
    4.1  Specimen certificate for shares of common stock, $.0001 par value, of the Registrant.
   *5.1  Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being offered.
 **10.1  Credit Agreement dated as of September 23, 1998 by and among the Registrant, Fleet National Bank, as agent, and
         the lenders identified therein (excluding schedules and
         exhibits, which the Registrant agrees to furnish
         supplementally to the Commission upon request).
 **10.2  First Amendment to Credit Agreement dated as of April 13,
         1999 by and among the Registrant, the Agent and the lenders identified therein.
 **10.3  Amended and Restated Promissory Note made by the Registrant in favor of Horizon Cable I Limited Partnership.
 **10.4  Asset Purchase Agreement dated as of July 31, 1998 by and among the Registrant, Freeway, Inc. (n/k/a Offline, Inc.)
         and the other parties identified therein (excluding
         schedules and exhibits, which the Registrant agrees to
         furnish supplementally to the Commission upon request).
 **10.5  Asset Purchase Agreement dated as of September 23, 1998 by and among the Registrant, EXEC-PC, Inc. (n/k/a The Mahoney
         Group) and the other parties identified therein (excluding schedules and exhibits, which the Registrant agrees to
         furnish supplementally to the Commission upon request).
 **10.6  Asset Purchase Agreement dated as of October 2, 1998, effective September 30, 1998, by and among the Registrant,
         NetLink Systems, L.L.C. and the other parties identified
         therein (excluding schedules and exhibits, which the
         Registrant agrees to furnish supplementally to the
         Commission upon request).
 **10.7  Reseller Agreement dated as of April 13, 1999 by and among the Registrant and Millennium Digital Media Systems, L.L.C.
   10.8  Employment Agreement dated as of February 20, 1998 between the Registrant and Christopher Torto, as amended.
 **10.9  Employment Agreement dated as of January 15, 1998 between the Registrant and Michael Williams.
   10.10 Employment Agreement dated as of October 2, 1998 between the Registrant and Christopher Michaels, as amended.
 **10.11 Employment Agreement dated as of October 2, 1998 between the Registrant and David Shires.
 **10.12 Employment Agreement effective as of January 11, 1999 between the Registrant and Osvaldo deFaria.

 Exhibit
 Number                          Description                           Page No.
 -------                         -----------                           --------
 **10.13 Employment Agreement dated as of March 18, 1999 between the
         Registrant and Dennis Stepaniak.
 **10.14 Agreement Regarding Inventions, Non-competition and
         Confidentiality dated as of February 20, 1998 between the
         Registrant and Christopher Torto.
 **10.15 Agreement Regarding Inventions, Non-competition and
         Confidentiality dated as of October 15, 1997 between the
         Registrant and Michael Williams.
 **10.16 Agreement Regarding Inventions, Non-competition and
         Confidentiality dated as of November 11, 1998 between the
         Registrant and Osvaldo deFaria.
 **10.17 Agreement Regarding Inventions, Non-competition and
         Confidentiality dated as of March 18, 1999 between the
         Registrant and Dennis Stepaniak.
 **10.18 Employee Non-Competition Agreement dated as of October 2,
         1998 between the Registrant and Christopher Michaels.
 **10.19 Employee Non-Competition Agreement dated as of October 2,
         1998 between the Registrant and David Shires.
   10.20 Form of Amended and Restated 1998 Stock Option and
         Incentive Plan.
 **10.21 Form of Incentive Stock Option and Restriction Agreement.
 **10.22 Form of Stock Purchase and Stock Restriction Agreement.
 **10.23 Promissory Note made by Osvaldo deFaria in favor of the
         Registrant.
 **10.24 Promissory Note made by Glenn Friedly in favor of the
         Registrant.
 **10.25 Promissory Note made by Christopher Torto dated April 13,
         1999, in favor of the Registrant.
 **10.26 Form of Director Indemnification Agreement.
   10.27 Intentionally Omitted.
 **10.28 Planet Direct Internet Service Provider Agreement dated as of March 17, 1997 by and among Planet Direct Corporation
         and the Registrant.
  *10.29 Telecommunications Services Agreement dated as of September
         3, 1998 by and between IXC Communications Services, Inc.
         and the Registrant (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the
         Commission upon request).
 **10.30 Stock Purchase Agreement dated as of May 7, 1999 by and among the Registrant, GDR Enterprises, Inc. and the other
         parties identified therein (excluding schedules and
         exhibits which the Registrant agrees to furnish
         supplementally to the commission upon request).
   10.31 Form of Promissory Note made by Christopher Torto dated
         June  , 1999, in favor of the Registrant.
   16.1  Letter re: change in independent accountants.
 **21.1  Schedule of Subsidiaries of the Registrant.
  *23.1  Consent of Goodwin, Procter & Hoar LLP (included in Exhibit
         5.1 hereto).
  *23.2  Consent of PricewaterhouseCoopers LLP.
 **24.1  Powers of Attorney.
 **27.1  Financial Data Schedule.

---------------------
*  To be filed by amendment to this registration statement.
** Previously filed.